UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT 1934

SYMBID CORP.
(Exact name of registrant as specified in its charter)

Nevada	45-2859440
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Marconistraat 16, 3029 AK Rotterdam The Netherlands
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  [X]

Securities Act registration statement file number to which this form relates:  Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of class)

Item 1.    Description of Registrant’s Securities to be Registered.

Symbid Corp., a Nevada corporation (the “Company”, “Registrant” or “we”), is registering its common stock, par value $0.001 per share, on this Registration Statement on Form 8-A, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

Authorized Capital Stock

Our authorized capital stock consists of 290,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

Equity Securities Issued and Outstanding

As of the date of this registration statement, there were issued and outstanding:

●	34,924,982 shares of our Common Stock;

●	No shares of our Preferred Stock;

●	1,151,986 restricted stock units, each representing the right to receive one share of common stock upon vesting to purchase shares of our Common Stock under our 2013 Equity Incentive Plan; and

●	Warrants to purchase 5,946,530 shares of our Common Stock.

For a detailed discussion of the terms of our outstanding warrants and restricted stock units, please see below under “Warrants” and “Restricted Stock Units”, respectively.

Common Stock

The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality)  of the votes entitled to be cast by all shares of Common Stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to our Articles of Incorporation generally must be approved by a majority of the votes entitled to be cast by the holders of all outstanding shares of our Common Stock. Our Articles of Incorporation do not provide for cumulative voting in the election of directors. The holders of our Common Stock will be entitled to such cash dividends as may be declared from time to time by our Board of Directors (our “Board”) from funds available. Upon liquidation, dissolution or winding up of our Company, the holders of our Common Stock will be entitled to receive pro rata all assets available for distribution to such holders, subject to the rights of holders of our Preferred Stock, if any.

Preferred Stock

Shares of our Preferred Stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board prior to the issuance of any shares thereof. Preferred Stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock designation.

We are authorized to issue 10,000,000 shares of Preferred Stock. As of the date hereof, we have not issued any shares of our Preferred Stock.

Warrants

As of the date hereof, there were warrants to purchase 5,946,530 shares of our Common Stock issued and outstanding, consisting of 5,853,530 Investor warrants and 93,000 Broker warrants. The Investor warrants are exercisable for a period of three years at a purchase price of $0.75 per share. The Broker warrants are exercisable for a period of three years at a purchase price of $0.50 per share.

Restricted Stock Units

Our Board and stockholders owning a majority of our outstanding shares adopted the 2013 Equity Incentive Plan (the “2013 Plan”) on December 6, 2013. If an incentive award granted under the 2012 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2013 Plan.

Shares issued under the 2013 Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity are not expected to reduce the maximum number of shares available under the 2013 Plan. In addition, the number of shares of Common Stock subject to the 2013 Plan and the number of shares and terms of any incentive award are expected to be adjusted in the event of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Administration

It is expected that the compensation committee of our Board, or our Board in the absence of such a committee, will administer the 2013 Plan. Subject to the terms of the 2013 Plan, the compensation committee would have complete authority and discretion to determine the terms of awards under the 2013 Plan.

Eligible Recipients

Any officer or other employee of our Company or our affiliates, or an individual that we or an affiliate has engaged to become an officer or employee, or a consultant or advisor who provides services to us or our affiliates, including a non-employee director of our Board, is eligible to receive awards under the 2013 Plan.

Grants

The 2013 Plan authorizes the grant to eligible recipients of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and stock appreciation rights, as described below:

●
Options granted under the 2013 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share.  The exercise price for shares of Common Stock covered by an option cannot be less than the fair market value of the Common Stock on the date of grant unless agreed to otherwise at the time of the grant. Such awards may include vesting requirements.

●
Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the compensation committee, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

●
The compensation committee may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

●	Stock awards are permissible. The compensation committee will establish the number of shares of Common Stock to be awarded and the terms applicable to each award, including performance restrictions.

●
Stock appreciation rights or SARs, entitle the participant to receive a distribution in an amount not to exceed the number of shares of Common Stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of Common Stock on the date of grant of the SAR.

As of the date hereof, there were restricted stock units representing the right to receive 1,151,986 shares of common stock upon vesting issued and outstanding under the 2013 Plan. The restricted stock unit agreements with employees, advisors and consultants foresee in general in a service condition of one year before the restricted stock units vest into shares of the Company.

Duration, Amendment, and Termination

Our Board may amend, suspend or terminate the 2013 Plan without stockholder approval or ratification at any time or from time to time.  No change may be made that increases the total number of shares of Common Stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year. Unless sooner terminated, the 2013 Plan terminates ten years after it is adopted.

Transfer Agent

The transfer agent for our Common Stock is  VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

Item 2.    Exhibits

The following exhibits are filed with this registration statement:

Exhibit No.	SEC Report Reference No.	Description

2.1	2.1	Share Exchange Agreement dated December 6, 2013, by and among Symbid Corp., Symbid Holding B.V. and the Shareholders of Symbid Holding B.V(1)
3.1	3.1	Articles of Incorporation of the Registrant(2)
3.2	3.1	Certificate of Amendment to the Articles of Incorporation of the Registrant(3)
3.3	3.2	By-Laws of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on October 25, 2011)(4)
3.4	3.4	Articles of Association of Symbid Coöperatie U.A. (Unofficial English Translation)(5)
3.5	3.5	Articles of Association of Symbid Foundation. (Unofficial English Translation)(5)
3.6	3.6	Articles of Association of Stichting Symbid IP Foundation. (Unofficial English Translation)(5)
4.1	4.1	Form of Investor Warrant of the Registrant(1)
4.2	4.2	Form of Broker Warrant of the Registrant(1)
10.1	10.1	Split-Off Agreement, dated as of December 6, 2013, by and among the Registrant, Symbid Split Corp. and Holli Morris(1)
10.2	10.2	General Release Agreement, dated as of December 6, 2013, by and among the Registrant, Symbid Split Corp. and Holli Morris(1)
10.3	10.3	Form of Lock-Up and No Short Selling Agreement between the Registrant and the officers, directors and shareholders party thereto(1)
10.4	10.4	Form of Securities Purchase Agreement between the Registrant and the investors party thereto(1)
10.5	10.5	Form of Notice to Investors dated November 25, 2013(1)
10.6	10.6	Placement Agency Agreement, dated September 9, 2013, between the Registrant and Gottbetter Capital Markets, LLC(1)
10.7	10.7	Placement Agency Agreement, First Amendment, dated October 14, 2013, between the Registrant and Gottbetter Capital Markets, LLC(1)
10.8	10.8	Placement Agency Agreement, Second Amendment, dated November 15, 2013, between the Registrant and Gottbetter Capital Markets, LLC(1)
10.9	10.9	Subscription Escrow Agreement, dated as of September 9, 2013, among the Registrant, CSC Trust Company of Delaware and Gottbetter Capital markets, LLC(1)
10.10	10.10	Subscription Escrow Agreement, First Amendment dated as of November 15, 2013, among the Registrant, CSC Trust Company of Delaware and Gottbetter Capital markets, LLC(1)
10.11	10.11	Escrow Agreement dated as of December 6, 2013 by and among the Registrant, the Indemnification and Shareholder Representative named therein and Gottbetter & Partners, LLP
10.12	10.12	Employment Services Agreement, dated December 6, 2013, between the Registrant and Korstiaan Zandvliet(1)
10.13	10.13	Employment Services Agreement, dated December 6, 2013, between the Registrant and Robin Slakhorst(1)
10.14	10.14	Employment Services Agreement, dated December 6, 2013, between the Registrant and Maarten van der Sanden(1)
10.15	10.15	The Registrant’s 2013 Equity Incentive Plan(1)
10.16	10.16	Form of Registration Rights Agreement(1)
10.17	10.17	License Agreement dated April 13, 2011 by and between Symbid B.V. and Symbid Coöperatie U.A.(1)

10.18	10.18	Platform management Services Agreement April 6, 2011 by and between Symbid B.V. and Symbid Coöperatie U.A.(1)
10.19	10.19	Intellectual Property Transfer Agreement dated October 16, 2013 by and between Symbid B.V. and Stichting Symbid IP Foundation(1)
10.20	10.20	Intellectual Property License and Transfer Agreement dated October 16, 2013 by and between Stichting Symbid IP Foundation and Symbid Holding B.V.(1)
10.21	10.21	Addendum 1 dated December 5, 2013 to Intellectual Property License and Transfer Agreement dated October 16, 2013 by and between Stichting Symbid IP Foundation and Symbid Holding B.V.(1)
10.22	10.22	Intellectual Property Sublicense and Transfer Agreement dated December 5, 2013 by and between Symbid Holding B.V. and Symbid B.V.(1)
10.23	10.1	Employment Services Agreement, dated April 15, 2004, between the Registrant and Philip Cooke(5)
10.24	10.9	Placement Agency Agreement, Third Amendment, dated February 6, 2014, between the Registrant and Gottbetter Capital Markets, LLC(6)
10.25	10.10	Placement Agency Agreement, Fourth Amendment, dated March 25, 2014, between the Registrant and Gottbetter Capital Markets, LLC(6)
10.26	10.11	Placement Agency Agreement, Fifth Amendment, dated April 30, 2014, between the Registrant and Gottbetter Capital Markets, LLC(6)
10.27	10.12	Placement Agency Agreement, Sixth Amendment, dated May 9, 2014, between the Registrant and Gottbetter Capital Markets, LLC(6)
10.24	10.1	Share Purchase Agreement dated July 29, 2014, between the Registrant, Symbid Holding B.V., and FAC 2 B.V.(7)
10.25	10.25	Agreement dated December 8, 2014 by and between the Registrant and Fortion Holding B.V.(8)
10.26	10.26	Subscription and shareholder agreement dated December, 2014, between the Registrant, Banca Sella Holding SPA and Marco Bicocchi Pichi(8)

(1)           Filed with the Securities and Exchange Commission on December 12, 2013, as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K, which exhibit is incorporated herein by reference.

(2)           Filed with the Securities and Exchange Commission on October 25, 2011, as an exhibit, numbered as indicated above, to the Registrant’s Registration Statement on Form S-1, which exhibit is incorporated herein by reference.

(3)           Filed with the Securities and Exchange Commission on September 9, 2013, as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K filed with the SEC on September 9, 2013, which exhibit is incorporated herein by reference.

(4)           Filed with the Securities and Exchange Commission on March 13, 2014, as an exhibit, numbered as indicated above, to the Registrant’s Current Report on Form 8-K/A, which exhibit is incorporated herein by reference.

(5)           Filed with the Securities and Exchange Commission on April 18, 2014, as an exhibit, numbered 10.1, to the Registrant's Current Report on Form 8-K, which exhibit is incorporated herein by reference.

(6)           Filed with the Securities and Exchange Commission on May 21, 2014, as an exhibit, numbered as indicated above, to the Registrant’s Registration Statement on Form S-1 (File No. 333-196513), which exhibit is incorporated herein by reference.

(7)           Filed with the Securities and Exchange Commission on August 4, 2014, as an exhibit, numbered 10.1, to the Registrant's Current Report on Form 8-K, which exhibit is incorporated herein by reference.

(8)           Filed with the Securities and Exchange Commission on March 25, 2015, as an exhibit, numbered as indicated above to the Registrant’s Annual Report on Form 10-K, which exhibit is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMBID CORP.

Dated: July 22, 2015	By:	/s/ Korstiaan Zandvliet
Name: Korstiaan Zandvliet
Title: Chief Executive Officer